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                                                                    Exhibit 99.1

Lear Corporation Announces Offering of Zero-Coupon Convertible Senior Notes Due 2022

         SOUTHFIELD, Mich., Feb. 13 - Lear Corporation (NYSE: LEA) announced today that it intends to offer Zero-Coupon Convertible Senior Notes due 2022 yielding gross proceeds of up to $250 million in a private unregistered offering. The notes will be convertible into Lear Corporation common stock upon certain conditions being satisfied. Cash interest will generally not be payable on the notes but may accrue in certain circumstances. The notes are expected to have a 20-year maturity and be redeemable at Lear's option beginning in 2007. Holders of the notes will have the right to require Lear to purchase their notes under certain circumstances. Lear Corporation will use the net proceeds of the offering to repay indebtedness under its revolving credit facility.

         The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or the common stock issuable upon the conversion of the notes. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended.

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events and results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to conditions in the financial markets, Lear's financial objectives, conditions to the completion of the offering and other factors. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

         Lear Corporation, a Fortune 150 Company headquartered in Southfield, Mich., USA, focuses on automotive interior systems and is the world's fifth-largest automotive supplier. Net sales in 2001 were $13.6 billion. The Company's world-class products are designed, engineered and manufactured by over 100,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the internet at www.lear.com.

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